Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the consolidated financial statements of BioSphere Medical, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-169012) of Merit Medical Systems, Inc. and related Prospectus for the registration of $150,000,000 in common stock, debt securities, warrants, and units.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 21, 2010